    As filed with the Securities and Exchange Commission on January 30, 2001
                       Registration No. 333-______________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------

                                MIND C.T.I. LTD.
             (Exact name of registrant as specified in its charter)

           Israel                                         Not Applicable
(State or other jurisdiction of                  (I.R.S. Employer Identification
 incorporation or organization)                                Number)

                           Industrial Park, Building 7
                       P.O. Box 144, Yoqneam, Israel 20692
          (Address of principal executive offices, including zip code)


                     MIND C.T.I. LTD. 1998 SHARE OPTION PLAN

                     MIND C.T.I. LTD. 2000 SHARE OPTION PLAN
                            (Full title of the plans)

                                MIND C.T.I. INC.
                                777 Terrace Ave.
                       Hasbrouck Heights, New Jersey 07604
                                 (201) 288-3900
                            Facsimile: (201) 288-4590
 (Name, address of agent for service and telephone number, including area code of agent for service)

                                ---------------

   Copies of all communications, including all communications to the agent for service, should be sent to:

                                ---------------

                                 NEIL GOLD, ESQ.
                           FULBRIGHT & JAWORSKI L.L.P.
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103
                                 (212) 318-3000

                                ---------------
                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                       Amount to be        Proposed maximum          Proposed maximum          Amount of
 Title of Securities to be registered  Registered (1)      offering price per share  aggregate offering price  Registration fee
------------------------------------------------------------------------------------------------------------------------------------
 Ordinary shares, nominal value        240,680             $7.875  (2)               $1,895,355  (2)           $473.84
 NIS 0.01 per share
------------------------------------------------------------------------------------------------------------------------------------
 Ordinary shares, nominal value        50,000              $0.15  (3)                $7,500  (3)               $1.88
 NIS 0.01 per share
------------------------------------------------------------------------------------------------------------------------------------
 Ordinary shares, nominal value        224,220             $0.57  (4)                $127,805  (4)             $31.95
 NIS 0.01 per share
------------------------------------------------------------------------------------------------------------------------------------
 Ordinary shares, nominal value        103,000             $1.25  (5)                $128,750  (5)             $32.19
 NIS 0.01 per share
------------------------------------------------------------------------------------------------------------------------------------
 Ordinary shares, nominal value        218,200             $5.00  (6)                $1,091,000  (6)           $272.75
 NIS 0.01 per share
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Ordinary shares, nominal value        1,240,900           $5.875  (7)               $7,290,288  (7)           $1,822.57
 NIS 0.01 per share
------------------------------------------------------------------------------------------------------------------------------------
 Ordinary shares, nominal value        229,000             $10.00  (8)               $2,290,000  (8)           $572.50
 NIS 0.01 per share
------------------------------------------------------------------------------------------------------------------------------------
          Total                        2,306,000                                     $12,830,698               $3,207.68
====================================================================================================================================

(1) This registration statement shall also cover such additional indeterminable number of shares as may be required pursuant to the MIND C.T.I. Ltd. 1998 Share Option Plan and the MIND C.T.I. Ltd. 2000 Share Option Plan in the event of a stock dividend, stock split, recapitalization or other similar change in the Ordinary Shares.

(2) Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of MIND's ordinary shares as reported on the Nasdaq Stock Market's National Market on January 24, 2001.

(3) Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on an exercise price of $0.15 per share with respect to options granted to purchase 50,000 ordinary shares.

(4) Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on an exercise price of $0.57 per share with respect to options granted to purchase 224,220 ordinary shares.

(5) Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on an exercise price of $1.25 per share with respect to options granted to purchase 103,000 ordinary shares.

(6) Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on an exercise price of $5.00 per share with respect to options granted to purchase 218,200 ordinary shares.

(7) Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on an exercise price of $5.875 per share with respect to options granted to purchase 1,240,900 ordinary shares.

(8) Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on an exercise price of $10.00 per share with respect to options granted to purchase 229,000 ordinary shares.

                     AUTHORIZATION FROM THE STATE OF ISRAEL

         We have received from the Securities Authority of the State of Israel an exemption from Israel's prospectus publication requirements in connection with the employee benefit plans covered herein. Nothing in this exemption shall be construed as authenticating the matters contained in this registration statement, or as an approval of their reliability or adequacy, or as an expression of opinion as to the quality of the securities offered by this registration statement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     In accordance with the rules and regulations of the Securities and Exchange Commission, the documents containing the information called for in Part I of Form S-8 will be sent or given to individuals who participate in the MIND C.T.I. Ltd. 1998 Share Option Plan and the MIND C.T.I. Ltd. 2000 Share Option Plan, as the case may be, adopted by MIND C.T.I. Ltd. (the "Company") and are not being filed with or included in this Form S-8.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents filed by the Company are incorporated herein by reference:

         (i) The Company's Registration Statement on Form F-1 filed with the Commission on August 2, 2000.

         (ii) Description of the Company's ordinary shares contained in Item 1 of the Registration Statement on Form 8-A filed on August 2, 2000.

         In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         The validity of the shares being offered hereby will be passed upon for us by Goldfarb, Levy, Eran & Co., Tel Aviv, Israel, our Israeli counsel.

Item 6.  Indemnification of Directors and Officers

         The Israeli Companies Law, 5759-1999 (the "Companies Law") permits a company's articles of association to authorize the company to (i) prospectively exculpate an officer or director from liability for damage resulting from such officer's or director's breach of duty of care to the company, (ii) enter into a contract to insure an officer or director for the breach of his duty of care or to the extent that he acted in good faith and had a reasonable basis to believe that one act would not prejudice the company, duty of loyalty or for monetary liabilities charged against him as a result of an act or omission he committed in connection with his serving as an officer or director and (iii) indemnify an officer or director in connection with his service in that capacity for monetary liability incurred as a result of an action brought against him by a third party, as well as for reasonable expenses incurred in a civil action brought against him by or on behalf of the company or by other third parties or, in certain circumstances, in a criminal action.

         These provisions are specifically limited in their scope by the Companies Law, which provides that a company may not indemnify an officer or director nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of the following: (i) a breach by the director or officer of his duty of loyalty unless he acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
(ii) a breach by the director or officer of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences; (iii) any act or omission done with the intent to derive an illegal personal benefit; or (iv) any fine levied against the director or officer as a result of a criminal offense.

         The Registrant has obtained liability insurance covering its officers and directors.

         Article 70 of the Amended and Restated Articles of Association of the Registrant provides as follows:

         "70.  Exculpation, Indemnity and Insurance

         (a) For purposes of these Articles, the term "Office Holder" shall mean every Director and every officer of the Company, including, without limitation, each of the persons defined as "Nosei Misra" in the Companies Law.

         (b) Subject to the provisions of the Companies Law, the Company may prospectively exculpate an Office Holder from all or some of the Office Holder's responsibility for damage resulting from the Office Holder's breach of the Office Holder's duty of care to the Company.

         (c) Subject to the provisions of the Companies Law, the Company may indemnify an Office Holder in respect of an obligation or expense specified below imposed on the Office Holder in respect of an act performed in his capacity as an Office Holder, as follows:

             (i) a financial obligation imposed on him in favor of another person by a court judgment, including a compromise judgment or an arbitrator's award approved by court;

              (ii) reasonable litigation expenses, including attorneys' fees, expended by an Office Holder or charged to the Office Holder by a court, in a proceeding instituted against the Office Holder by the Company or on its behalf or by another person, or in a criminal charge from which the Office Holder was acquitted, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent.

                  The Company may undertake to indemnify an Office Holder as aforesaid, (aa) prospectively, provided that the undertaking is limited to categories of events which in the opinion of the Board of Directors can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board of Directors as reasonable under the circumstances and (bb) retroactively.

              (d) Subject to the provisions of the Companies Law, the Company may enter into a contract for the insurance of all or part of the liability of any Office Holder imposed on the

Office Holder in respect of an act performed in his capacity as an Office Holder, in respect of each of the following:

          (i) a breach of his duty of care to the Company or to another person;

          (ii) a breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;

          (iii) a financial obligation imposed on him in favor of another person.

      (e) The provisions of Articles 70(a), 70(b) and 70(c) above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Audit Committee of the Company."

Item 7.           Exemption from Registration Claimed

          Not Applicable.

Item 8.            Exhibits

          4.1.     MIND C.T.I. Ltd. 1998 Share Option Plan

          4.2.     MIND C.T.I. Ltd. 2000 Share Option Plan

          5        Opinion of Goldfarb, Levy, Eran & Co.

          23.1     Consent of Kesselman & Kesselman, a member of
                   Pricewaterhouse-Coopers LLP

          23.2     Consent of Goldfarb, Levy, Eran & Co. (included in Exhibit 5)

          24       Power of Attorney (included in signature page)

Item 9.            Undertakings

          (a)      The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

(a) Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv on the 28th day of January, 2001.

                                      MIND C.T.I. Ltd.

                                      By: /s/ Monica Eisinger
                                          ----------------------------------
                                          Monica Eisinger
                                          President and Chief Executive
                                          Officer

                                POWER OF ATTORNEY

(b) KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Monica Eisinger and Yaron Amir, or either of them, the undersigned's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

(c) Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                                               Title                                   Date
---------                                               -----                                   ----
/s/ Monica Eisinger                                     President                               January28, 2001
---------------------------------------------------
Monica Eisinger

/s/ Elad Naggar                                         Chief Financial Officer (principal      January 28, 2001
---------------------------------------------------
Elad Naggar                                             financial and accounting officer)

/s/ Lior Salansky                                       Director                                January 28, 2001
---------------------------------------------------
Lior Salansky

/s/ Ilan Rosen                                          Director                                January 28, 2001
---------------------------------------------------
Ilan Rosen

/s/ Kevin Mohan                                         Director                                January 28, 2001
---------------------------------------------------
Kevin Mohan

Authorized Representative in the United States:
   MIND C.T.I. Inc.

By:  /s/ Ilan Melamed                                   Vice President, U.S., Operations        January 28, 2001
     ----------------------------------------------
     Ilan Melamed

                                INDEX TO EXHIBITS

     Exhibit
       No.          Description
     -------        -----------
       4.1          MIND C.T.I. Ltd. 1998 Stock Option Plan
       4.2          MIND C.T.I. Ltd. 2000 Stock Option Plan
        5           Opinion of Goldfarb, Levy, Eran & Co.
      23.1          Consent of Kesselman & Kesselman, a member of
                    PricewaterhouseCoopers, LLP
      23.2          Consent of Goldfarb, Levy, Eran & Co. (included in
                    Exhibit 5)
      24            Power of Attorney (included in signature page)